Exhibit 99.1

DevvStream Announces Reverse Stock Split

CALGARY, Alberta, August 6, 2025 — DevvStream Corp. (Nasdaq: DEVS) (the “Company”), a leading carbon management firm specializing in the development, investment, and sale of environmental assets, today announced that its Board of Directors has approved a one-for-ten (1-for-10) reverse stock split (the “Reverse Stock Split”) of the Company’s Common Shares (the “Common Shares”). The Reverse Stock Split was approved by the Shareholders of the Company (the “Shareholders”) at a special meeting of Shareholders held virtually on July 28, 2025.

The Common Shares will open for trading on The Nasdaq Capital Market (the “Nasdaq”) on a reverse split-adjusted basis on August 8, 2025, under the existing trading symbol “DEVS”. At such time, every 10 Common Shares either issued and outstanding will be automatically combined into one new Common Share.  The Reverse Stock Split is intended to increase the market price per share of the Company’s Common Shares to regain compliance with the minimum bid continued listing requirement of the Nasdaq. The current shares outstanding is 35,416,734 and the post-split shares outstanding will be approximately 3,541,673.

The new CUSIP number for the Common Shares following the Reverse Stock Split will be 251936209.

As a result of the Reverse Stock Split, proportionate adjustments will be made to the number of Common Shares underlying the Company’s outstanding equity awards and the number of shares issuable under the Company’s equity incentive plan and certain existing agreements, as well as the exercise, grant and acquisition prices of such equity awards, as applicable. In addition, proportionate adjustments will be made to the Common Shares underlying the Company’s outstanding Common Share purchase warrants and to the exercise price of such warrants.

No fractional shares will be issued as a result of the Reverse Stock Split. Where Shareholders would otherwise be entitled to fractional shares as a result of the Reverse Stock Split because they hold a number of shares not evenly divisible by 10, such Shareholders will be rounded down to the nearest whole number. The Reverse Stock Split affects all Shareholders uniformly and will not alter any Shareholder’s percentage interest in the Company’s equity.

Continental Stock Transfer & Trust Company is acting as transfer and exchange agent for the Reverse Stock Split. Registered Shareholders who hold Common Shares are not required to take any action to receive post-reverse split shares. Shareholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such broker's particular processes, and will not be required to take any action in connection with the Reverse Stock Split.

Additional information about the Reverse Stock Split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on June 30, 2025, which is available free of charge at the SEC’s website, www.sec.gov.

About DevvStream

Founded in 2021, DevvStream is a leading carbon management firm specializing in the development, investment, and sale of environmental assets, energy transition, and innovative carbon management solutions. The Company's mission is to create alignment between sustainability and profitability, helping organizations achieve their climate initiatives while directly improving their financial health.

With a diverse approach to energy transition and carbon markets, DevvStream operates across three strategic domains: (1) an offset portfolio consisting of nature-based, tech-based, and carbon sequestration credits for immediate sale to corporations and governments seeking to offset their most difficult-to-reduce emissions; (2) project investment, acquisitions, and industry consolidation to extend the company’s reach, allowing it to become a full end-to-end solutions provider; and (3) project development, where the company serves as project manager for eligible activities such as EV charging or renewable energy generation in exchange for a percentage of generated credits or I-RECs.

For more information, please visit www.devvstream.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts and generally relate to future events, trends or DevvStream’s future financial or other performance metrics. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. These forward-looking statements include statements regarding DevvStream’s intentions, beliefs, projections, outlook, analyses and current expectations concerning, among other things, DevvStream’s ability to continue as a going concern and to realize the benefits of its recently completed business combination, DevvStream’s ability to remain listed on Nasdaq, the volatility of the market price and the liquidity of DevvStream’s common shares, the impact from future regulatory, judicial, legislative or regulatory changes in DevvStream’s industry, the trends in the carbon credit markets, future performance and anticipated financial impacts of certain transactions by DevvStream or others, the growth and value of the global carbon credit or I-REC market traded value, the potential of carbon credits to provide carbon emission reductions and reduce carbon emissions to limit global warming, estimated CO2 capture, sequestration, decarbonization or storage capacities or potentials of different projects in which DevvStream is investing, DevvStream’s opportunity pipeline and the ability of such opportunities to generate I-RECs, carbon credits, tax credits, or shared savings revenue each year, and the market growth and value of these markets, all of which are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by DevvStream and its management are inherently uncertain and subject to material change. Given these risks, uncertainties, and other factors, you should not place undue reliance on these forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties.

These forward-looking statements are expressed in good faith, and DevvStream believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and DevvStream is under no obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review the statements set forth in filings made by, or to be made by, DevvStream from time to time with the SEC and with the Canadian securities regulatory authorities. All subsequent written and oral forward-looking statements concerning DevvStream or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

This news release is not an offer to sell or the solicitation of an offer to buy, any securities of DevvStream and this news release is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in DevvStream.

Contact
ir@devvstream.com
Phone: (408) 365-4348